Exhibit 12.2


                             FIRST INDUSTRIAL, L.P.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                              3/31/01     12/31/00    12/31/99    12/31/98    12/31/97     12/31/96
                                                            ------------------------------------------------------------------------


Income From Operations................................       $   27,458  $  104,386   $  126,073  $   83,067  $   57,557  $   32,577
Plus: Interest Expense and Amortization of
   Interest Rate Protection Agreements and
   Deferred Financing Costs......................                20,885      82,568       78,094      69,713      25,468       4,881
                                                            -----------  ------------- ----------  ----------  ---------  ----------
Earnings Before Fixed Charges.........................       $   48,343  $  186,954   $  204,167   $ 152,780  $   83,025  $   37,458
                                                            ===========  ============= ==========  =========  ==========  ==========

Fixed Charges.........................................       $   22,858  $   87,771   $   83,662   $  73,356  $   26,619  $    5,382
                                                            ===========  ============= ==========  =========  ==========  ==========


Ratio of Earnings to Fixed Charges(a).................           2.11x       2.13x        2.44x       2.08x       3.12x       6.96x
                                                            ==========   ==========   ==========  ==========  ==========  ==========



(a) For purposes of computing the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from operations before income allocated to minority interest. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of interest rate protection agreements and deferred financing charges.


                                      II-1